Exhibit 10.1

September 3, 2013

Ms. Jeri Hilleman

1398 Dana Avenue

Palo Alto, CA 94301

Re:                             Employment Terms

Dear Jeri:

This letter agreement (the “Agreement”) provides the terms of your employment by Ocera Therapeutics, Inc. (the “Company”) and is made and entered into as of the last day either party executes the Agreement (the “Effective Date”). You and the Company hereby agree as follows:

1.                                      Duties.  You will be expected to do and perform all services, acts or things necessary or to serve the Company in the position of Chief Financial Officer (“CFO”), including those duties normally associated with the position of CFO.  You will report to the Company’s Chief Executive Officer (“CEO”).  You will work at our facility located in the San Francisco Bay Area California.  Your start date will be September 3, 2013.

2.                                      Base Salary and Fringe Benefits.  Your base salary will be $330,000 on an annualized basis, less payroll deductions and all required withholdings, payable semi-monthly.  You will be entitled to twenty (20) days paid time off each year pursuant to the Company’s policies, accruing on a monthly basis.  You will be eligible for the Company’s standard benefits, which will be available to you the first of the month following your date of hire.  The benefits will include paid holidays, medical, dental, vision, short-term and long-term disability insurance, life insurance and a 401K plan. The Company may modify benefits from time to time, in its sole discretion.

3.                                      Discretionary Bonus.  In addition to your base salary, you will be eligible to earn a discretionary annual performance bonus (the “Performance Bonus”).  The target Performance Bonus for superior performance will be up to a maximum of 30% of your base salary.  The actual Performance Bonus amounts you receive, if any, will be discretionary and will be based on your and the Company’s performance against goals to be adopted by the Company’s Board of Directors (the “Board”), as evaluated by the Board in its sole and absolute discretion.  You must be employed on the date the Performance Bonus is awarded to be eligible for the Performance Bonus.  The Performance Bonus will not be pro-rated in the event you resign or your employment is terminated with or without Cause (as defined below) prior to the date on which the Performance Bonus is awarded.

4.                                      Stock Options.  Subject to approval by the Board, you will be granted an option to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s stock on the date of grant (the “Option”).  The Option will be granted and issued pursuant to the terms of the Company’s Amended and Restated 2011 Stock Option and Incentive Plan (the “Plan”). To the maximum extent possible, the Option shall be an

“incentive stock option” as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Option will be governed by a separate Stock Option Agreement and the Plan. The Option will be subject to vesting over four (4) years for so long as you are employed as CFO pursuant to the terms of this Agreement, according to the following schedule: 1/4th of the shares subject to the Option will vest upon the 12 month anniversary of your service as CFO pursuant to this Agreement and 1/48th of the shares subject to the Option will vest at the end of each monthly period thereafter for a period of three (3) years.

If you have questions regarding the tax implications of the Stock Option or any part of your compensation package, please consult with your own tax advisor.

5.                                      Loyal and Conscientious Performance; Noncompetition.  During your employment by the Company, you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement; provided that, you shall not be precluded from engaging in civic, charitable or religious activities which do not present any conflict of interest with the Company or affect your performance of duties for the Company. Notwithstanding the above, you will be allowed to maintain your existing board seat at Xenoport, Inc., as well as one future corporate board seat, subject to review and agreement by the Company in its discretion at a future date.

Except with the prior written consent of the Board, you will not, during the term of this Agreement, and any period during which you are receiving compensation or any other consideration from the Company, including, but not limited to, severance pay pursuant to Section 6 herein, engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company.

During the term of this Agreement, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company.  Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

6.                                      Termination.  Your employment will be “at will,” meaning that the Company may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice by giving written notice of such termination, subject to the provisions stated herein.  Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason.  The “at will” nature of your employment relationship may not be modified except by a written agreement signed by the Chairman of the Board.

(a)                                 Compensation Upon Termination By The Company Without Cause.  If the Company terminates your employment without Cause, then the Company shall pay your base salary and accrued and unused vacation earned through the date of termination.  In addition, subject to the requirements of Section 6(b) below, the Company shall provide you with the following severance benefits:

(i)                                    Salary Continuation.  The Company shall continue to pay your base salary as in effect on the date of termination until the end of the twelve month period following the termination of your employment.  Such severance payments shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices.

(ii)                                COBRA Coverage.  Provided that you timely elect COBRA (or Cal-COBRA, as applicable) health insurance continuation coverage, the Company shall pay such premiums on your behalf until the end of the twelve month period following the termination of your employment.

(iii)                            Accelerated Option Vesting.  Vesting of the Option shall be accelerated such that as of the effective date of your termination of employment you will be deemed vested in the same number of shares as if you had completed an additional 12 months of employment with the Company pursuant to this Agreement.

(b)                                 Release.  Notwithstanding the foregoing, you shall receive none of the severance payments or benefits set forth above unless you furnish the Company with an effective waiver and release of claims (the “Release”) in a form acceptable to the Company and substantially as attached hereto as Exhibit A within the time period set forth therein (but in no event later than forty-five (45) days after your termination date) and allow such Release to become effective. If a majority of the Board determines in good faith that you have breached any provision of the Patent, Copyright and Non-Disclosure Agreement Proprietary Information and Inventions Agreement by and between you and the Company (the “PCNA”) or any provision of this Agreement or the Release, the Company shall be (i) excused from the obligation to provide any remaining severance benefits and (ii) entitled to full recovery of any severance benefits already provided to you.

(c)                                  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                    Cause.  “Cause” for the Company to terminate your employment hereunder shall mean the occurrence of one or more of the following events, as determined by the Board in the exercise of its reasonable business judgment:

(ii)                                your conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof;

(iii)                            your gross misconduct or intentional commission of an act that materially injures (or is reasonably likely to materially injure) the Company;

(iv)                             your engaging in, or in any manner participating in, any activity which is directly competitive with or injurious to the Company or which violates any material provisions of the PIIA;

(v)                                 your commission of, or participation in, a fraud or act of dishonesty against the Company or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated;

(vi)                             your intentional and material violation of any statutory duty owed to the Company;

(vii)                         your refusal or failure to follow lawful and reasonable directions of the Board;

(viii)                     your intentional violation of any material written policy of the Company; or

(ix)                             your repeated failure to satisfactorily perform your job duties.

Any determination that your employment was terminated by reason of dismissal without Cause for the purposes of this Agreement shall have no effect upon any determination of the rights or obligations of the Company or you for any other purpose.

(d)                                 Parachute Payments.  Anything in this Agreement to the contrary notwithstanding, if any payment or benefit you would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (a) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (b) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest amount of the Payment.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the order of payments you elect in writing, provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs.  The Company’s principal outside accounting firm will make all determinations hereunder and shall provide its calculations, together with detailed supporting documentation, to the Company and you within 15 calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment.  The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.

(e)                                  409A Compliance.  Benefits payable under the Agreement, to the extent of payments made from the date of your termination through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to you be delayed until 6 months after separation from service if you are a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

7.                                      Company Policy.  As a Company employee, you will be expected to abide by Company rules, policies and acknowledge in writing that you have read the Company’s Employee Handbook which will govern the terms and conditions of your employment.  The Company’s policies may be modified from time to time at the sole discretion of the Company, with the exception of the Company’s “at will” employment policy, which may only be modified by a signed agreement executed by the CEO.

8.                                      Patent, Copyright and Non-Disclosure Agreement.  As a condition of employment, you will be required to sign and comply with the PCNA, attached hereto as Exhibit B, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other things.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

9.                                      Arbitration.  To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of that employment, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration at a mutually convenient location in, California conducted by the Judicial Arbitration and Mediation Services (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Both you and the Company shall be entitled to all rights and remedies that either you or the Company would be entitled to pursue in a court of law, provided, however, that in no event shall the arbitrator be empowered to hear or determine any class or collective claim of any type.  The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

10.                               Entire Agreement.  This Agreement, together with the exhibits hereto and the stock-related documents referred to herein, forms the complete and exclusive statement of the terms of your employment with the Company.  The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written.  This Agreement may be amended only by a written instrument signed both by you and either the CEO or the Chairman of the Board.

11.                               Governing Law.  This Agreement will be governed by and construed according to the laws of the State of California.

12.                               Successors and Assigns.  This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be binding upon and shall inure to the benefit of the Company, its successors, and its assigns.  The term “Company” as used herein shall include such successors and assigns to the extent applicable.

13.          Waiver.  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

14.          Severability.  The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

15.          Interpretation; Construction.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement.   The parties hereto acknowledge that each party hereto has had an opportunity to review and contribute to the drafting of this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16.          Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.  Facsimile and electronic (e.g. PDF) signatures shall be as effective as original signatures.

17.          Representations and Warranties. You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

If the foregoing accurately sets forth your understanding of our agreement, please sign the enclosed copy of this letter where indicated below and return the executed copy to me.

Jeri, on behalf of the entire Board, I want tell you how excited we are to have you join the Company at this critical time. I am looking forward to working with you, and I know you will contribute to our success.

Sincerely,

OCERA THERAPEUTICS, INC.

By:	/s/ Linda Grais
Linda Grais
Chief Executive Officer

Accepted:

/s/ Jeri Hilleman		September 3, 2013
Jeri Hilleman		Date

Attachment:

Exhibit A:              Release

Exhibit B:              Proprietary Information and Inventions Agreement

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE

In consideration of the payments and other benefits set forth in Section 6 of the Employment Agreement dated September 3, 2013 (the “Employment Agreement”), to which this form is attached, I, Jeri Hilleman, hereby furnish Ocera Therapeutics, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Unruh Act, the California Labor Code, and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver, provided that I have not early revoked this Release and Waiver and that I shall not receive any of the benefits specified in the Employment Agreement unless this Release and Waiver becomes effective.

I acknowledge my continuing obligations under my Patent, Copyright and Non-Disclosure Agreement (“PCNA”), a copy of which is attached as Exhibit B to the Employment Agreement.  Pursuant to the PCNA I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with the Employment Agreement and the PCNA.

This Release and Waiver, along with the Employment Agreement and its associated Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and either the Chief Executive Officer or the Chairman of the Board of the Company.

Date:	By:
JERI HILLEMAN